Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Third Quarter 2015 Results

•	Third quarter revenue of $155.4 million

•	Basic EPS of $0.05 for the quarter

•	Overall tons sold in Oil and Gas segment up 32% sequentially

•	ISP contribution margin up 19% year-over-year

Frederick, Md., Oct. 27, 2015 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $2.4 million or $0.05 per basic share and $0.04 per diluted share for the third quarter ended Sept. 30, 2015 compared with net income of $41.3 million or $0.77 per basic share and $0.76 per diluted share for the third quarter of 2014. The third quarter earnings per share included a tax benefit of $0.09 per share, which was the result of an update to the estimated annual effective tax rate, excluding discrete items, from 0% to (16)%. Excluding the tax benefit, business development related expenses and restructuring costs for actions designed to help bring the business more in line with current market conditions, EPS was $(0.03) per basic share.

“We took decisive actions during the quarter to profitably sell higher volume in our Oil and Gas business and take share,” said Bryan Shinn, president and chief executive officer. However, he cautioned that “we expect to see a decline sequentially in volumes and margins in our Oil and Gas business as drilling and completion activity is expected to slow down significantly in the fourth quarter.”

Commenting on the industrial and specialty products segment, Shinn said, “ISP had a record quarter for contribution margin as it continues to benefit from strong end markets like building products and automotive and the introduction of new, higher margin products. Our industrial business is on track for possibly the best year in its 115-year history and is a testament to the strength of our corporate model, with two complementary business units, which serves us well through a wide variety of economic cycles and market conditions,” he added.

Third Quarter 2015 Highlights

Total Company

•	Revenue totaled $155.4 million compared with $241.3 million for the same period last year, a decrease of 36% on a year-over-year basis and an increase of 5% sequentially from the second quarter of 2015.

•	Overall tons sold totaled 2.6 million, down 12% compared with 3.0 million tons sold in the third quarter of 2014 and an increase of 16% sequentially from the second quarter of 2015.

•	Contribution margin for the quarter was $36.5 million, down 61% compared with $93.9 million in the same period of the prior year and an increase of 11% sequentially from the second quarter of 2015.

•	Adjusted EBITDA was $24.0 million compared with Adjusted EBITDA of $77.5 million for the same period last year, a decrease of 69% on a year-over-year basis and an increase of 2% sequentially from the second quarter of 2015.

•	Income tax benefit of $4.7 million represented the cumulative adjustment during the quarter to reflect the updated estimated annual effective tax rate.

Oil and Gas

•	Revenue for the quarter totaled $102.0 million compared with $186.8 million in the same period in 2014, a decrease of 45% on a year-over-year basis and an increase of 12% sequentially from the second quarter of 2015.

•	Tons sold totaled 1.6 million, a decrease of 15% compared with 1.9 million tons sold in the third quarter of 2014 and an increase of 32% sequentially compared with the tons sold in the second quarter of 2015.

•	61% of tons were sold in basin compared with 67% sold in basin in the third quarter of 2014.

•	Segment contribution margin was $16.5 million versus $77.0 million in the third quarter of 2014, a decrease of 79% on a year-over-year basis and an increase of 25% sequentially compared with the second quarter of 2015.

Industrial and Specialty Products

•	Revenue for the quarter totaled $53.4 million compared with $54.4 million for the same period in 2014, a decrease of 2% on a year-over-year basis and a 6% decrease on a sequential basis from the second quarter of 2015.

•	Tons sold totaled 1.0 million, a decrease of 8% on a year-over-year basis and down 3% on a sequential basis compared with the second quarter of 2015.

•	Segment contribution margin was $20.0 million compared with $16.8 million in the third quarter of 2014, an increase of 19% on a year-over-year basis and up 2% sequentially compared with the second quarter of 2015.

Capital Update

As of Sept. 30, 2015, the Company had $299.8 million in cash and cash equivalents and short term investments and $46.9 million available under its credit facilities. Total debt at Sept. 30, 2015 was $492.5 million. Capital expenditures in the third quarter totaled $11.0 million and were associated largely with the Company’s investments in various maintenance, expansion and cost improvement projects.

Outlook and Guidance

Due to the current lack of visibility in its Oil and Gas business, the Company will continue to refrain from providing guidance for Adjusted EBITDA until such time as we can gain more clarity around our customers’ business activity levels and the associated demand for our products. Based on current market conditions, the Company anticipates that its capital expenditures for 2015 will be in the range of $50 million to $55 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Oct. 28, 2015 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The conference ID number for the replay is 13621833. The replay of the call will be available through Nov. 27, 2015.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 115-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The Company operates on a platform of ethics, safety and sustainability. U.S. Silica is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2015	2014
Sales	$155,408	$241,256
Cost of goods sold (excluding depreciation, depletion and amortization)	122,599	149,697
Operating expenses
Selling, general and administrative	13,559	18,600
Depreciation, depletion and amortization	15,158	12,425

	28,717	31,025

Operating income	4,092	60,534
Other income/(expense)
Interest expense	(6,684)	(4,950)
Other income, net, including interest income	309	120

	(6,375)	(4,830)

Income/(loss) before income taxes	(2,283)	55,704
Income tax benefit/(expense)	4,695	(14,427)

Net income	$2,412	$41,277

Earnings per share:
Basic	$0.05	$0.77
Diluted	$0.04	$0.76
Weighted average shares outstanding:
Basic	53,321	53,801
Diluted	53,742	54,393
Dividends declared per share	$0.13	$0.13

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$253,765	$267,281
Short-term investments	46,007	75,143
Accounts receivable, net	85,605	120,881
Inventories, net	70,671	66,712
Prepaid expenses and other current assets	12,516	9,267
Deferred income taxes, net	8,925	22,295
Income tax deposits	6,260	746

Total current assets	483,749	562,325

Property, plant and mine development, net	563,262	565,755
Goodwill	68,647	68,647
Trade names	14,914	14,914
Customer relationships, net	6,577	6,984
Other assets	19,444	12,317

Total assets	$1,156,593	$1,230,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$2,405	$4,215
Accounts payable	57,982	85,781
Dividends payable	6,772	6,805
Accrued liabilities	14,055	17,911
Accrued interest	58	60
Current portion of long-term debt	3,327	3,329
Deferred revenue	14,022	26,771

Total current liabilities	98,621	144,872

Long-term debt	489,208	491,757
Deferred revenue	64,759	64,722
Liability for pension and other post-retirement benefits	60,099	59,932
Deferred income taxes, net	28,124	49,749
Other long-term obligations	18,115	16,094

Total liabilities	758,926	827,126
Stockholders’ Equity:
Common stock	539	539
Additional paid-in capital	192,915	191,086
Retained earnings	239,655	232,551
Treasury stock, at cost	(15,960)	(542)
Accumulated other comprehensive loss	(19,482)	(19,818)

Total stockholders’ equity	397,667	403,816

Total liabilities and stockholders’ equity	$1,156,593	$1,230,942

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended September 30,
	2015	2014
	(unaudited; in thousands)
Sales:
Oil & Gas Proppants	$101,987	$186,812
Industrial & Specialty Products	53,421	54,444

Total sales	155,408	241,256
Segment contribution margin:
Oil & Gas Proppants	16,521	77,030
Industrial & Specialty Products	19,967	16,844

Total segment contribution margin	36,488	93,874
Operating activities excluded from segment cost of goods sold	(3,679)	(2,315)
Selling, general and administrative	(13,559)	(18,600)
Depreciation, depletion and amortization	(15,158)	(12,425)
Interest expense	(6,684)	(4,950)
Other income, net, including interest income	309	120

Income/(loss) before income taxes	$(2,283)	$55,704

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended September 30,
	2015	2014
	(unaudited; in thousands)
Net income	$2,412	$41,277
Total interest expense, net of interest income	6,485	4,859
Provision for taxes	(4,695)	14,427
Total depreciation, depletion and amortization expenses	15,158	12,425

EBITDA	19,360	72,988
Non-cash incentive compensation (1)	1,913	1,424
Post-employment expenses (excluding service costs) (2)	765	380
Business development related expenses (3)	390	1,339
Other adjustments allowable under our existing credit agreement (4)	1,577	1,356

Adjusted EBITDA	$24,005	$77,487

(1)	Reflects stock based compensation expense, including valuation adjustments, related to stock awards issued to our employees.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note M - Pension and Post-retirement Benefits to our Financial Statements in Part 1, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects expenses related to business development activities in connection with our growth and expansion initiatives.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as restructuring costs and certain employment agency fees. We incurred restructuring costs of $0.5 million, mostly severance expense, during the three months ended September 30, 2015 for actions that will provide future cost savings.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com	#